Exhibit 99.1

FOR IMMEDIATE RELEASE	For information contact:
August 15, 2011	Kelly C. Clarke
(804) 727-6321

Apple REIT Seven, Inc. Reports Results for the Second Quarter of 2011

Richmond – August 15, 2011 – Apple REIT Seven, Inc. (“Apple Seven”) a real estate investment trust (REIT) that owns 51 Marriott®- and Hilton®-branded hotels, has reported results of operations for the second quarter of 2011 on its form 10Q filed with the Securities and Exchange Commission (SEC). Apple Seven encourages the review of all of the Company’s filings with the SEC, including the second quarter 2011 10Q, which are available online at www.applereitseven.com or www.sec.gov.

Highlights include:

•

Funds from operations (FFO) for the second quarter of 2011 totaled $16.5 million, or $0.18 per share, up as compared to FFO achieved during the same period of 2010 of $16.2 million, or $0.17 per share. For the six-month period ending June 30, 2011, FFO totaled $30.1 million, or $0.33 per share, ahead of results for the same period last year.[1]

•

Net income was $7.7 million for the second quarter of this year, or $0.08 per share, as compared to $7.9 million, or $0.09 per share for the same period in 2010. Net income for the six-month period ending June 30, 2011 was $12.9 million, or $0.14 per share as compared $13.5 million, or $0.15 per share, for the same six-month period of 2010.

•

For the three- and six-month periods ending June 30, 2011, our hotels reported an average occupancy of 76 percent and 73 percent, average daily rate (ADR) of $111 and $111, and revenue per available room (RevPAR) of $85 and $81, respectively. As compared to results for the same six-month period of 2010, the average occupancy rate was up approximately three percent, ADR increased by approximately one percent and RevPAR was up by approximately four percent.

•

At June 30, 2011, Apple Seven’s debt level was $164.9 million. The Company expects debt to remain at or below $190 million, or an average debt to total initial capitalization ratio of approximately 17 percent for the remainder of 2011. This amount is well below average debt levels for the hotel industry.

•	The current annualized distribution rate is $0.77 per share.

About Apple REIT Seven, Inc.
Apple REIT Seven, Inc. is a real estate investment trust (REIT) focused on the ownership of hotels that generate attractive returns for our shareholders. Our hotels operate under the Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Fairfield Inn & Suites® by Marriott®, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott®, Marriott® Hotels & Resorts, Homewood Suites by Hilton®, Hilton Garden Inn® and Hampton Inn® brands. Our portfolio consists of 51 hotels, containing a total of 6,426 guestrooms in 18 states. Apple Seven is a premier real estate investment company committed to providing maximum value for our shareholders. David Lerner Associates, Inc. served as the managing broker dealer in the sales of the Company’s shares.

Disclosures

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Seven to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Seven to implement its operating strategy; Apple Seven’s ability to manage planned growth; the outcome of current and future litigation and regulatory proceedings or inquiries; changes in economic cycles, and competition within the hotel industry. Although Apple Seven believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Seven or any other person that the results or conditions described in such statements or the objectives and plans of Apple Seven will be achieved. In addition, Apple Seven’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Seven’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Seven with the SEC on March 8, 2011. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

1 Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP) excluding gains and losses from sales of depreciable property plus depreciation and amortization. The Company considers FFO in evaluating operating performance and believes FFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO is not necessarily indicative of cash available to fund cash needs.

Below is a reconciliation of FFO to net income as reported in the Company’s second quarter 2011 10Q:

(in thousands, except per share amounts)	Three months ended June 30, 2011	Three months ended June 30, 2010	Six months ended ended June 30, 2011	Six months ended ended June 30, 2010

Net income	$7,745	$7,910	$12,934	$13,524
Depreciation of real estate owned	8,784	8,277	17,150	16,552

Funds from operations	$16,529	$16,187	$30,084	$30,076

Net income per share	$0.08	$0.09	$0.14	$0.15
FFO per share	$0.18	$0.17	$0.33	$0.32

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